Registration Number 333 -- __________

As filed with the Securities and Exchange Commission on March 9, 2017.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Campbell Soup Company
(Exact Name of Issuer As Specified in Its Charter)

New Jersey	21-0419870
State of Incorporation	I.R.S. Employer Identification No.

One Campbell Place
Camden, New Jersey 08103‑1799
Principal Executive Offices

CAMPBELL SOUP COMPANY SUPPLEMENTAL RETIREMENT PLAN
(Full Title of the Plan)

ADAM G. CIONGOLI
Senior Vice President and General Counsel
Campbell Soup Company
One Campbell Place, Camden, New Jersey 08103-1799
Name and address of agent for service

Telephone number, including area code, of agent for service: (856) 342-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b - 2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations(1)	$15,000,000	100%	$15,000,000	$1,739

(1) The Deferred Compensation Obligations are unsecured and unsubordinated obligations of Campbell Soup Company to pay deferred compensation in accordance with the terms of the Campbell Soup Company Supplemental Retirement Plan. The fee is calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

INTRODUCTION

The filing of this Registration Statement is not an admission that the Deferred Compensation Obligations as defined below are securities or are subject to the registration requirements of the Securities Act.

In accordance with General Instruction E to Form S-8, this Registration Statement registers an additional $15,000,000 in principal amount of Deferred Compensation Obligations of Campbell Soup Company to be offered and sold pursuant to the Campbell Soup Company Supplemental Retirement Plan (the “Plan”).  The contents of Campbell Soup Company's Registration Statement on Form S-8 (SEC File No. 333-160381) filed with the Securities and Exchange Commission on June 1, 2009, including periodic filings updating or amending the contents of the filed Form S-8, are incorporated herein by reference to the extent not modified hereby.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Campbell Soup Company (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed (File No. 1-3822) with the Securities and Exchange Commission (the “SEC”) in accordance with the provisions of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	Registrant’s annual report on Form 10-K for the fiscal year ended July 31, 2016.

(b)	Registrant’s quarterly reports on Form 10-Q for the quarterly periods ended October 30, 2016 and January 29, 2017.

(c)	Registrant’s current reports on Form 8-K filed with the SEC on October 17, 2016, November 17, 2016, December 12, 2016, and February 9, 2017.

Each document filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.    Description of Securities

This Registration Statement registers deferred compensation obligations pursuant to the Plan, which represents obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan (the “Obligations”). The Plan, a copy of which has been filed as Exhibit 4(c) to this Registration Statement, describes the Obligations and is incorporated herein by reference in its entirety in response to this Item 4, pursuant to Rule 411(b)(3) under the Securities Act.

Item 5.    Interests of Named Experts and Counsel

The validity of the Obligations offered hereby will be passed upon by Charles A. Brawley, III, Esquire, Vice President, Corporate Secretary and Associate General Counsel of the Registrant.

Item 6.    Indemnification of Directors and Officers

Section 14A:3-5 of the New Jersey Business Corporation Act sets forth the extent to which officers and directors of the Registrant may be indemnified against any liabilities which they may incur in their capacity as such. The Registrant’s By-Laws provide for the indemnification of directors and officers of the Registrant against liabilities arising by reason of being a director or officer of the Registrant, including liabilities arising under the Securities Act.

The Registrant has purchased insurance covering the directors and officers of the Registrant and its subsidiaries (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such, including liabilities under the Securities Act.

Item 7.    Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

The Exhibit Index to this Registration Statement is incorporated herein by reference.

Item 9.    Undertakings

The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimate maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement;

provided, however that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of and employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camden and State of New Jersey, on the 9th day of March 2017.

CAMPBELL SOUP COMPANY

By: /s/ Anthony P. DiSilvestro
Anthony P. DiSilvestro
Senior Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: March 9, 2017

/s/ Anthony P. DiSilvestro	/s/ William J. O’Shea
Anthony P. DiSilvestro	William J. O’Shea
Senior Vice President and Chief Financial Officer	Vice President and Controller

Les C. Vinney	Chairman and Director	}
Denise M. Morrison	President, Chief Executive	}
	Officer and Director	}
Bennett Dorrance	Director	}
Randall W. Larrimore	Director	}
Marc B. Lautenbach	Director	}	By: /s/ Charles A. Brawley, III
Mary Alice D. Malone	Director	}	Charles A. Brawley, III
Sara Mathew	Director	}	Corporate Secretary
Keith R. McLoughlin	Director	}	(pursuant to powers of attorney)
Charles R. Perrin	Director	}
Nick Shreiber	Director	}
Tracey T. Travis	Director	}
Archbold D. van Beuren	Director	}

INDEX OF EXHIBITS

Document

4(a)
Campbell's Restated Certificate of Incorporation as amended through February 24, 1997, is incorporated by reference to Exhibit 3(i) to Campbell’s Form 10-K (SEC file number 1-3822) for the fiscal year ended July 28, 2002.

4(b)	Campbell’s By-Laws, effective April 1, 2016, are incorporated by reference to Exhibit 3 to Campbell’s Form 8-K (SEC file number 1-3822) filed with the SEC on March 24, 2016.

4(c)	Campbell Soup Company Supplemental Retirement Plan (as amended and restated effective as of August 1, 2015) is filed herewith.

5	Opinion of Charles A. Brawley, III, Vice President, Corporate Secretary and Associate General Counsel

23(a)	Consent of PricewaterhouseCoopers LLP

23(b)	Consent of Charles A. Brawley, III (included in Exhibit 5)

24	Powers of Attorney